UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 20, 2014

Uwharrie Capital Corp

(Exact name of registrant as specified in its charter)

North Carolina	000-22062	56-1814206
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

132 North First Street, Albemarle, NC	28001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 982-4415

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On November 18, 2014, the Registrant’s Board of Directors resolved to appoint Nadine B. Bowers as a director to fill a vacancy on the Board, filling the unexpired term of a former director. Mrs. Bowers accepted the appointment on November 20, 2014. In accordance with the Registrant’s Bylaws, Mrs. Bowers was appointed to serve until the next Annual Meeting of Shareholders, which is currently expected to be held on May 12, 2015, at which time she is expected to be nominated for re-election to the Board by the shareholders for a term of three years.

There is no arrangement or understanding between Mrs. Bowers and any other persons pursuant to which she was selected as a director of the Registrant’s Board of Directors.

Mrs. Bowers has not been appointed to serve on any committees of the Registrant’s Board of Directors and it is not currently anticipated that she will be appointed to any committee(s) of the Board of Directors.

Mrs. Bowers also serves as a director on the Board of Directors of the Registrant’s subsidiary, Uwharrie Bank. It is anticipated that Mrs. Bowers will continue to serve as a director of Uwharrie Bank during her tenure as a member of the Registrant’s Board of Directors.

Mrs. Bowers is not party to any material transaction with the Registrant nor does she provide any services to the Registrant for compensation, although she will receive normal board fees in conjunction with her service as a member of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UWHARRIE CAPITAL CORP

By:	/s/ Roger L. Dick
Roger L. Dick
President and Chief Executive Officer

Dated: November 26, 2014